Exhibit 10.1

EMPLOYMENT OFFER LETTER

July 28, 2014
PERSONAL AND CONFIDENTIAL

Ronald W. Kisling

Dear Ronald,
Fitbit, Inc. (the "Company") is pleased to offer you the full-time position of Vice President, Chief Accounting Officer reporting to Bill Zerella, Chief Financial Officer.
You will be paid an annual salary of Two Hundred and Thirty Thousand dollars ($230,000). Your salary will be paid in accordance with the Company's normal payroll practices as established or modified from time to time. Currently, salaries are paid on a semi-monthly basis. In connection with your employment, you will be eligible to participate in benefits programs that have been adopted by the Company to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure.
In addition to your base salary, you will be entitled to an annual bonus of fifty thousand dollars ($50,000) based upon achieving mutually agreed upon goals and paid at the end of each year. The Company reserves the right to amend, change or cease this plan at any time. In connection with your employment, you will be eligible to participate in benefits programs that have been adopted by the Company to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure.
Subject to the approval of the Company''s Board of Directors, you will be granted the option to purchase shares of the Company's common stock (the "Option") equal to one quarter of one percent (.25%) of the Company's shares on a fully diluted- basis, including the Company's employee option pool. The Option will be subject to the terms and conditions of the Company's standard form of Stock Option Agreement (the "Option Agreement") and the Company's 2007 Stock Plan (the "Plan"). This Option shall be an incentive stock option to the extent permitted by law. The Option will be granted at an exercise price equal to the fair market value of the stock on the date of the grant and will vest 25% at the end of the first full, continuous year of employment with monthly vesting thereafter at the rate of 1148th of the total grant. Vesting will depend on your continued employment with the Company. Please consult the Option Agreement and the Plan for further information.
If there is a Change of Control (as defined in the Plan) and in connection with such Change of Control or within twelve (12) months following the closing of a Change in Control (i) you are terminated by the Company or its successor without Cause (as defined in the Plan), or (ii) there is a Constructive Termination (as defined below) and you terminate your employment with the Company or its successor within six (6) months following such Constructive Termination, then fifty percent (50%) of any then remaining unvested shares under the Option shall immediately vest and become exercisable.
As used herein, "Constructive Termination" means the occurrence of any of the following events: (i) any material diminution in your dutias or responsibilities (other than in connection with your unavailability by reason of disability), provided that a mere change in title alone shall not constitute such a material diminution, (ii) a reduction of more than 10% in any one year period by the Company in your base salary (other than on account of a reduction applicable to all executiveemployees) or (iii) the relocation of your principal work location by more than fifty (50) miles, not agreed to by you.1
By signing this offer, you represent that your employment with the Company and the performance of your duties does not and will not breach any agreement entered into by you (i.e., you have not entered into any agreements with previous employers that conflict with your obligations to the Company). Please provide us with a copy of any such agreements. You will also be required to sign an Employee Invention Assignment, Confidentiality, and Arbitration Agreement ("EIACAA") as a condition of your employment with the Company. A copy of this agreement will be made available to you.
Moreover, you will be required to provide the Company with documents establishing your identity and right to work in the United States. Those documents must be provided to the Company within three business days of your employment start date.
We hope that this will be the beginning of a long and rewarding employment relationship. However, you are not being promised any particular term of employment. You understand that your employment with the Company will be "at-will," meaning that either you or the Company may terminate your employment relationship at any time, for any reason, with or without prior notice. The Company also has the right to change, or otherwise modify, in its sole discretion, the terms and conditions of your at-will employment, including your salary and benefits.

This offer, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.
We are very excited about having you join the Company. If you agree to the offer terms above, please sign below. If you have any questions regarding this offer, please contact our HR team via email at hr@fitbit.com. This offer shall remain open until August 4th, 2014, after which, if not accepted, shall expire.

Sincerely,

/s/ James Park
James Park
Co-Founder & CEO Fitbit, Inc.

I have read and accept the terms and conditions of this offer.

Signed:	/s/ Ronald Kisling	July 31, 2014
	Ronald Kisling	Date

EMPLOYEE INVENTION ASSIGNMENT, CONFIDENTIALITY AND ARBITRATION AGREEMENT